Exhibit 99.1

RBio Energy Corporation to Become a Public Company

through a Business Combination with Perception Capital Corp. III

Transaction expected to catalyze RBio Energy’s planned development of biorefinery assets and biomass and biogas power generation capacity

RBio Energy to grow platform through expected acquisitions

Merger anticipated to close in second quarter 2024; combined company anticipated to list on the Nasdaq Stock Market

ABERDEEN, WA and NEW YORK, NY, February 7, 2024 — RBio Energy Corporation, which plans to develop clean energy projects (“RBio Energy”) and Perception Capital Corp. III., a special purpose acquisition company (Nasdaq: PFTA, PFTAW and PFTAU) (“Perception”), today announced they have entered into a definitive business combination agreement that would result in RBio Energy becoming a publicly traded company (the “Transaction”). Perception currently has over $42 million of cash in the trust account established in connection with its initial public offering for the benefit of its shareholders. Under the terms of the business combination agreement, the holders of the outstanding shares of RBio Energy will receive equity in Perception valued at approximately $350 million, subject to adjustments.

The boards of directors of both RBio Energy and Perception have unanimously approved the proposed Transaction, which is subject to customary closing conditions, including receipt of all regulatory approvals, as well as the approval of the proposed Transaction by Perception’s shareholders. The closing of the Transaction is anticipated to occur in the second quarter of 2024 and RBio Energy is anticipated to list its securities on the Nasdaq Stock Market.

The Transaction is expected to catalyze RBio Energy’s planned development of biorefinery assets and biomass and biogas power generation capacity. In addition, RBio Energy intends to build out an industry consolidation platform to acquire assets and invest capital for growth.

“We expect this Transaction to unlock a rich lineup of opportunities for RBio Energy,” said Richard Bassett, Chairman and Chief Executive Officer of RBio Energy. “With strong private and public sector support, including potential opportunities as a result of the Inflation Reduction Act, we look forward to building a clean, profitable, and viable bioenergy and biomaterials business.”

“We are excited about partnering with Richard and his talented team whom we’ve known for over 15 years,” said Scott Honour, Chairman of Perception.

Rick Gaenzle, Chief Executive Officer of Perception, added “Working with strong businesses run by strong operators is core to Perception’s strategy and Richard’s track record is proof of that.”

Tao Tan, President of Perception, added “Developing profitable and viable clean energy projects that create jobs and support the energy transition is a win-win-win for our investors, our communities, and our environment. We look forward to rolling up our sleeves to help make it happen.”

Advisors

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), is serving as exclusive financial advisor and lead capital markets advisor to Perception. Greenberg Traurig LLP is serving as counsel to Perception.

About RBio Energy Corporation

RBio Energy is a newly-formed company based in Washington state, with the intent to develop, acquire, and consolidate biorefinery, biogas, and biomass assets. RBio Energy’s initial activities are expected to be focused on the Pacific Northwest of the United States.

About Perception Capital Corp. III

Perception is a special purpose acquisition company affiliated with Perception Capital Partners IIIA LLC, a private and public equity investor.

Additional Information and Where to Find It

In connection with the business combination agreement and the proposed Transaction, Perception intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”), which will include a preliminary proxy statement/prospectus certain other related documents, which will be both the proxy statement to be distributed to the stockholders of Perception in connection with Perception’s solicitation of proxies for the vote by its stockholders with respect to the proposed Transaction and other matters as may be described in the definitive proxy statement, as well as a prospectus relating to the offer and sale of the securities to be issued in the proposed Transaction. This press release does not contain any information that should be considered by Perception’s stockholders concerning the proposed Transaction and is not intended to constitute the basis of any voting or investment decision in respect of the proposed Transaction or the securities of the combined company. The stockholders of Perception and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the proposed Transaction, as these materials will contain important information about Perception, RBio Energy, the business combination agreement and the proposed Transaction. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed Transaction will be mailed to stockholders of Perception as of a record date to be established for voting on the proposed Transaction. Stockholders of Perception will also be able to obtain copies of the Registration Statement, the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov or by directing a request to: Perception Capital Corp. III, 767 5th Avenue, 15th Floor, New York, NY 10022, Attention: Investor Relations or by email at investors@perceptioncapitalpartners.com.

Participants in the Solicitation

Perception, RBio Energy and their respective directors, executive officers, other members of management and employees may be deemed participants in the solicitation of proxies from Perception’s stockholders with respect to the proposed Transaction. Investors and securityholders may obtain more detailed information regarding the names and interests in the Transaction of the directors and officers of each of Perception and RBio Energy with respect to the proposed Transaction in the proxy statement/prospectus for the proposed Transaction when available and in Perception’s filings with the SEC.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed Transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to: the parties’ ability to close the proposed Transaction, including the ability of the companies to secure all required regulatory and shareholder approvals for the proposed Transaction, as applicable; the anticipated benefits of the proposed Transaction, including the potential amount of cash that may be available to RBio Energy’s shareholders upon consummation of the Transaction; sources and uses of cash from the Transaction; RBio Energy’s planned development of biorefinery assets and biomass and biogas power generation capacity and RBio Energy’s intent to build out an industry consolidation platform to acquire assets and invest capital for growth; the anticipated timing to close the Transaction; RBio Energy’s expectation that its shares of common stock will be accepted for listing on the Nasdaq Stock Market following the closing of the Transaction; the anticipated financial and business performance of RBio Energy; and RBio Energy’s anticipated future operating results. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements include, but are not limited to: the risk that the Transaction may not be completed in a timely manner or at all; the risk that the Transaction may not be completed by Perception’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Perception; the failure to obtain requisite approval for the Transaction or meet other closing conditions; the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement in respect of the Transaction; failure to achieve sufficient cash available (taking into account all available financing sources) following any redemptions of Perception’s public shareholders; failure to obtain the requisite approval of Perception’s shareholders; failure to meet relevant listing standards in connection with the consummation of the Transaction; failure to recognize the anticipated benefits of the Transaction, which may be affected by, among other things, competition, the ability of the combined entity to maintain relationships with customers and suppliers and strategic alliance third parties, and to retain its management and key employees; potential litigation relating to the proposed Transaction; changes to the proposed structure of the Transaction that may be required or appropriate as a result of the announcement and execution of the Transaction; unexpected costs and expenses related to the Transaction; estimates of the combined company’s financial performance being materially incorrect predictions; RBio Energy’s status as a newly formed company with no existing operations, and the potential that it is not able to successfully develop clean energy projects; inability to successfully integrate with the operations of RBio Energy or other factors; general economic or political conditions; negative economic conditions that could impact RBio Energy and the clean energy industry in general; reduction in demand for RBio Energy’s planned products; changes in the markets that RBio Energy targets or that the combined company intends to target; any change in laws applicable to Perception or RBio Energy or any regulatory or judicial interpretation thereof; and other factors, risks and uncertainties, including those to be included under the heading “Risk Factors” in the proxy statement/prospectus to be later filed with the SEC, and those disclosed in Perception’s SEC filings, under the heading “Risk Factors,” including its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 13, 2023, its subsequently filed Quarterly Reports on Form 10-Q and any other subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. Neither Perception nor RBio Energy undertakes any duty to update any forward-looking statement except as required by law.

Contact

RBio Energy Corporation

Richard Bassett

Chairman and Chief Executive Officer

investors@rbioenergy.com

Perception Capital Corp. III

Rick Gaenzle
Chief Executive Officer
investors@perceptioncapitalpartners.com

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